Exhibit 99.1

PARSLEY ENERGY, INC.

Consolidated Financial Statements

December 31, 2020

Independent Auditors’ Report

Those Charged with Governance of Parsley Energy, Inc.
Pioneer Natural Resources Company:

We have audited the accompanying consolidated financial statements of Parsley Energy, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020, the related consolidated statement of operations, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parsley Energy, Inc. and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.
Other Matters
U.S. generally accepted accounting principles require that the Supplementary Oil and Gas Disclosures contained herein be presented to supplement the consolidated financial statements. Such information, although not a part of the consolidated financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the consolidated financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management's responses to our inquiries, the consolidated financial statements, and other knowledge we obtained during our audit of the consolidated financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

(signed) KPMG LLP

Dallas, Texas
April 5, 2021

PARSLEY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31, 2020
(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$53,834
Accounts receivable, net of allowance for doubtful accounts:
Joint interest owners and other	35,276
Oil, natural gas and NGLs	173,887
Related parties	224
Short-term derivative instruments	24,353
Other current assets	14,416
Total current assets	301,990
PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method	7,562,261
Accumulated depreciation, depletion, amortization and impairment	(381,932)
Total oil and natural gas properties, net	7,180,329
Other property, plant and equipment net	183,540
Total property, plant and equipment, net	7,363,869
NONCURRENT ASSETS
Operating lease assets, net of accumulated depreciation	208,959
Other noncurrent assets	6,506
Total noncurrent assets	215,465
TOTAL ASSETS	$7,881,324

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$245,962
Revenue and severance taxes payable	170,975
Short-term derivative instruments	240,059
Current operating lease liabilities	45,319
Other current liabilities	3,666
Total current liabilities	705,981
NONCURRENT LIABILITIES
Long-term debt	2,963,096
Operating lease liabilities	175,033
Asset retirement obligations	27,762
Deferred tax liability, net	7,473
Financing lease liabilities	1,342
Long-term derivative instruments	8,739
Total noncurrent liabilities	3,183,445
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock
Class A, $0.01 par value, 600,000,000 shares authorized, 387,582,796 shares issued and 386,603,685 shares outstanding at December 31, 2020	3,876
Class B, $0.01 par value, 125,000,000 shares authorized, 26,048,166 shares issued and outstanding at December 31, 2020	261
Additional paid in capital	7,038,104
Retained earnings	(3,264,920)
Treasury stock, at cost, 979,111 shares at December 31, 2020	(14,745)
Total stockholders’ equity	3,762,576
Noncontrolling interest	229,322
Total equity	3,991,898
TOTAL LIABILITIES AND EQUITY	$7,881,324
The accompanying notes are an integral part of these consolidated financial statements.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2020
(In thousands)
REVENUES
Oil sales	$1,473,115
Natural gas sales	60,163
Natural gas liquids sales	155,470
Other	11,767
Total revenues	1,700,515
OPERATING EXPENSES
Lease operating expenses	254,921
Transportation and processing costs	75,450
Production and ad valorem taxes	115,815
Depreciation, depletion and amortization	666,165
General and administrative expenses	172,004
Exploration and abandonment costs	610,390
Impairment of long-lived assets	4,374,253
Acquisition costs	22,119
Accretion of asset retirement obligations	1,917
Rig termination costs	14,904
Gain on sale of property	(3,584)
Restructuring and other termination costs	45,736
Other operating expenses	15,398
Total operating expenses	6,365,488
OPERATING LOSS	(4,664,973)
OTHER (EXPENSES) INCOME
Interest expense, net	(164,149)
Loss on early extinguishment of debt	(21,037)
Loss on derivatives	(409)
Change in TRA liability	70,529
Interest income	300
Other expenses	(5,194)
Total other expenses, net	(119,960)
LOSS BEFORE INCOME TAXES	(4,784,933)
INCOME TAX BENEFIT	563,311
NET LOSS	(4,221,622)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	404,249
NET LOSS ATTRIBUTABLE TO PARSLEY ENERGY, INC. STOCKHOLDERS	$(3,817,373)
The accompanying notes are an integral part of these consolidated financial statements.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(In thousands)

	Issued Shares						Shares
	Class A common stock	Class B common stock	Class A common stock	Class B common stock	Additional paid in capital	Retained earnings (accumulated deficit)	Treasury stock	Treasury stock	Total stockholders’ equity	Noncontrolling interest	Total equity
Balance at 12/31/2019	282,260	35,420	$2,822	$355	$5,200,795	$570,889	1,019	$(17,428)	$5,757,433	$765,215	$6,522,648
Shares of Class A common stock issued or reissued for acquisition	95,533	—	956	—	1,606,923	—	(1,019)	17,428	1,625,307	150,892	1,776,199
Change in equity due to issuance of PE Units by Parsley LLC	—	—	—	—	191,514	—	—	—	191,514	(191,514)	—
Change in net deferred tax liabilities due to issuance of PE Units by Parsley LLC	—	—	—	—	(18,463)	—	—	—	(18,463)	—	(18,463)
Exchange of PE Units and Class B common stock for Class A common stock	9,372	(9,372)	94	(94)	84,318	—	—	—	84,318	(84,318)	—
Distribution to owners from consolidated subsidiary	—	—	—	—	—	593	—	—	593	(177)	416
Vesting of restricted stock units	418	—	4	—	(4)	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	878	(14,745)	(14,745)	—	(14,745)
Restricted stock forfeited	—	—	—	—	(771)	—	101	—	(771)	—	(771)
Stock-based compensation	—	—	—	—	31,389	—	—	—	31,389	—	31,389
Dividends and distributions declared ($0.20) per share and per unit, respectively)	—	—	—	—	(57,597)	(19,029)	—	—	(76,626)	(6,527)	(83,153)
Net loss	—	—	—	—	—	(3,817,373)	—	—	(3,817,373)	(404,249)	(4,221,622)
Balance at 12/31/2020	387,583	26,048	3,876	261	7,038,104	(3,264,920)	979	(14,745)	3,762,576	229,322	3,991,898
The accompanying notes are an integral part of these consolidated financial statements.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2020
(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,221,622)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	666,165
Impairment of long-lived assets	4,374,253
Leasehold abandonments and impairments	603,160
Accretion of asset retirement obligations	1,917
Gain on sale of property	(3,584)
Loss on early extinguishment of debt	21,037
Deferred income tax benefit	(563,311)
Change in TRA liability	(70,529)
Stock-based compensation expense	30,618
Derivative-related activity	177,291
Other	3,929
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	113,726
Accounts receivable—related parties	(41)
Other current assets	(6,394)
Other noncurrent assets	2,248
Accounts payable and accrued expenses	(214,210)
Revenue and severance taxes payable	16,419
Other noncurrent liabilities	(119)
Net cash provided by operating activities	930,953
CASH FLOWS FROM INVESTING ACTIVITIES:
Development of oil and natural gas properties	(744,516)
Acquisitions of oil and natural gas properties	(15,431)
Cash received from Jagged Peak Acquisition	53,347
Additions to other property and equipment	(11,346)
Proceeds from sales of property, plant and equipment	53,775
Other	(2,169)
Net cash used in investing activities	(666,340)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under long-term debt	1,559,000
Payments on long-term debt (including prepayment premiums)	(1,678,534)
Payments on financing lease obligations	(2,550)
Debt issuance costs on long-term debt	(12,061)
Purchases of common stock	(14,745)
Dividends and distributions paid	(82,451)
Distributions to owner of consolidated subsidiary	(177)
Net cash used in financing activities	(231,518)
Net increase in cash and cash equivalents	33,095
Cash and cash equivalents at beginning of year	20,739
Cash and cash equivalents at end of year	$53,834
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$(154,287)
Cash received for income taxes	$366
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Asset retirement obligations incurred, including changes in estimate	$5,143
Reductions to oil and natural gas properties - change in capital accruals	$(96,527)
Net premiums paid on options that settled during the period	$13,079
Common stock issued for oil and natural gas properties	$1,776,199
The accompanying notes are an integral part of these consolidated financial statements.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS
Parsley Energy, Inc. (either individually or together with its subsidiaries, as the context requires, the “Company”) is an independent oil and natural gas company focused on the acquisition, development, exploration and production of unconventional oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. The Company’s properties are located in two sub areas of the Permian Basin, the Midland Basin and the Delaware Basin, where, given the associated returns, it focuses predominantly on horizontal development drilling.
Recent Events
Jagged Peak Acquisition
On January 10, 2020, through a series of transactions, the Company acquired Jagged Peak Energy Inc., a Delaware corporation that previously traded on the New York Stock Exchange (“NYSE”) under the symbol “JAG” (“Jagged Peak”), pursuant to the Agreement and Plan of Merger, dated as of October 14, 2019, among the Company, Jackal Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Jagged Peak (the “Jagged Peak Acquisition”). As part of the Jagged Peak Acquisition, each eligible share of Jagged Peak common stock was automatically converted into the right to receive 0.447 shares of Class A common stock, par value $0.01 per share, of the Company (“Class A common stock”). As a result, the Company issued or distributed approximately 95.5 million shares of Class A common stock to former Jagged Peak stockholders upon the consummation of the Jagged Peak Acquisition. The Jagged Peak Acquisition is discussed in further detail in Note 6—Acquisitions of Oil and Natural Gas Properties.
Pioneer Transaction
On October 20, 2020, the Company entered into a definitive merger agreement (the “Pioneer Merger Agreement”) with Pioneer Natural Resources Company, a Delaware corporation (NYSE: PXD) (“Pioneer”), pursuant to which, and subject to the conditions of the Pioneer Merger Agreement, all of the Company’s outstanding shares of Class A common stock would be acquired by Pioneer in an all-stock transaction (the “Pioneer Transaction”). The Pioneer Transaction was consummated on January 12, 2021. Under the terms of the Pioneer Merger Agreement, the Company’s stockholders received 0.1252 shares of Pioneer common stock for each eligible share of Class A common stock and each eligible unit of Parsley Energy, LLC (each, a “PE Unit”), a direct majority owned subsidiary of the Company (“Parsley LLC”). Each share of Class B common stock, par value $0.01 per share, of the Company (the “Class B common stock”) was automatically cancelled for no additional consideration, subject to any statutory rights to appraisal pursuant to the General Corporation Law of the State of Delaware with respect to, and only with respect to, such shares of Class B common stock. The Pioneer Transaction is discussed in further detail in Note 17—Subsequent Events.
COVID-19 and its Impact on Global Commodity Prices
During the year ended December 31, 2020, the effects of the novel coronavirus 2019 (“COVID-19”) led to a significant decline in global demand for oil and natural gas, contributing to a steep reduction in commodity prices and negatively impacting oil and natural gas producers located in the United States, including the Company. The commodity price environment may remain volatile for an extended period as a result of reduced global oil and natural gas demand and the global economic recession. In response to these market dynamics, in addition to other

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

measures, during the year ended December 31, 2020, the Company reduced its capital budget and development activity. The cases of COVID-19 in the United States currently remain high in number, including in Texas, where the Company conducts all of its operations.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
These consolidated financial statements include the accounts of (i) the Company, (ii) Parsley LLC, a direct majority owned subsidiary of the Company, and (iii) the direct and indirect wholly owned subsidiaries of Parsley LLC. Parsley LLC also owns, indirectly, a 42.5% noncontrolling interest in Spraberry Production Services, LLC (“SPS”). The Company accounts for its investment in SPS using the equity method of accounting. All material intercompany and intra-company balances and transactions have been eliminated.
Use of Estimates
These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Preparation in accordance with GAAP requires the Company to (i) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (“FASB”) and (ii) make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s management believes the major estimates and assumptions impacting the Company’s consolidated financial statements are the following:
•estimates of proved reserves of oil and natural gas, which affect the calculations of depletion, depreciation and amortization (“DD&A”) and impairment of proved oil and natural gas properties;
•impairment of undeveloped properties and other assets;
•depreciation of property and equipment; and
•valuation of commodity derivative instruments.
Although management believes these estimates are reasonable, actual results may differ from estimates and assumptions of future events and these revisions could be material. Future production may vary materially from estimated oil and natural gas proved reserves. Actual commodity prices may vary significantly from commodity price outlooks used for determining proved reserves and for assessing proved and unproved properties for impairment.
Cash and Cash Equivalents
The Company considers all cash on hand, depository accounts held by banks, money market accounts and investments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are held in financial institutions in amounts that exceed the insurance limits of the Federal Deposit Insurance Corporation. However, management believes that the Company’s counterparty risks are minimal based on the reputation and history of the institutions selected.
Accounts Receivable
Accounts receivable consist of receivables from joint interest owners on properties the Company operates and oil, natural gas and natural gas liquids (“NGLs”) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within three months after the

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due.
The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. No allowance was deemed necessary at December 31, 2020.
Significant Customers
For the year ended December 31, 2020, the following customers accounted for more than 10% of the Company’s revenue:

Shell Trading (US) Company	36%
Lion Oil, Inc.	28%
Trafigura Trading LLC	20%
If a significant customer were to stop purchasing oil or natural gas from the Company, the Company’s revenue could decline and the Company’s operating results and financial condition could be harmed. While the Company believes that the Company could procure substitute or additional customers to offset the loss of one or more of the Company’s current significant customers, there is no assurance that the Company would be successful in doing so on terms acceptable to the Company or at all.
Oil and Natural Gas Properties
Oil and natural gas exploration and development activities are accounted for using the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells and development costs are capitalized.
Exploration and abandonment costs, other than exploration drilling costs, are charged to expense as incurred. These costs include seismic expenditures and other geological and geophysical costs, exploratory dry holes, impairment and amortization of unproved leasehold costs and lease rentals. The costs of exploratory wells and exploratory-type stratigraphic wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if a determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a 12-month period after drilling is complete.
As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties and mineral interests are depleted. Depletion of capitalized costs is calculated using the units-of-production method based on proved oil and gas reserves related to the associated reservoir. Capitalized development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

On the sale of a complete or partial unit of a proved property, the Company determines the impact to the unit-of-production amortization rate. If the impact to the unit-of-production amortization rate is considered significant, the cost and related accumulated DD&A are removed from the property accounts and any gain or loss is recognized. If the impact to the unit-of-production amortization rate is not considered significant, the sale is accounted for as a normal retirement with no gain or loss recognized.
The Company performs assessments of its long-lived assets to be held and used, including proved oil and natural gas properties by field whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows related to proved properties in the applicable field is less than the carrying amount of the assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Estimating future cash flows involves the use of judgments, including estimation of the proved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. See Note 16—Disclosures About Fair Value for additional information regarding the Company’s impairment of proved oil and natural gas properties.
Unproved properties consist of costs incurred to acquire unproved leases, or lease acquisition costs. Unproved costs are capitalized until reclassified from unproved properties to proved properties when proved reserves are discovered.
Unproved properties are assessed periodically for impairment on a property by property basis by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales, remaining lease terms and the expiration of all or a portion of such projects. The Company’s periodic assessment also considers its ability to enter into leasehold exchange transactions and leasehold extensions that allow for higher concentrations of ownership and development. The Company recognizes impairment expense for unproved properties at the earlier of the time when the lease term or continuous development clause has expired or management estimates the lease will expire before it is drilled, sold or traded. The impairment of unproved oil and natural gas properties is recorded in Exploration and abandonment costs in the Company’s consolidated statement of operations.
At December 31, 2020, the Company had approximately $3.0 billion of undeveloped leasehold. Of the remaining undeveloped leasehold costs at December 31, 2020, $51.2 million is scheduled to expire in 2021. The leasehold expiring in 2021 relates to areas in which the Company is actively drilling. If the Company’s drilling is not successful, this leasehold could become partially or entirely impaired.
The Company considers the following factors in its assessment of the impairment of unproved properties:
•the remaining length of unexpired term under its leases;
•its ability to actively manage and prioritize its capital expenditures to drill wells on undeveloped leases or make payments to extend leases that may be close to expiration;
•its ability to exchange leasehold positions with other companies that allow for higher concentrations of ownership and development potential; and
•its ability to convey partial mineral ownership to other companies in exchange for their drilling of leases.
For sales of all of the Company’s working interests in unproved properties, gain or loss is recognized to the extent of the difference between the proceeds received and the net carrying value of the property. Proceeds from sales of less than all of the Company’s working interests in unproved properties are accounted for as a recovery of costs unless the proceeds exceed the entire cost of the property.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Asset Retirement Obligations
The Company’s asset retirement obligations represent the future abandonment costs of tangible assets, namely the plugging and abandonment of wells and land remediation. The fair value of a liability for an asset’s retirement obligation is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period. If the liability is settled for an amount other than the recorded amount, the difference is recorded in Other (expenses) income in the Company’s consolidated statement of operations.
Inherent to the present value calculation are numerous estimates, assumptions and judgments, including, but not limited to: the ultimate settlement amounts; inflation factors; credit-adjusted risk-free rates; timing of settlement; and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions affect the present value of the abandonment liability, the Company makes corresponding adjustments to both the asset retirement obligations and the related oil and natural gas property asset balance. These revisions result in prospective changes to DD&A expense and accretion of the discounted abandonment liability.
The following table summarizes the changes in the Company’s asset retirement obligations for the year ended December 31, 2020 (in thousands):

Asset retirement obligations, beginning of year	$23,439
Additional liabilities incurred	4,621
Dispositions of wells	(2,033)
Accretion expense	1,917
Liabilities settled upon plugging and abandoning wells	(1,766)
Revision of estimates	3,330
Asset retirement obligations, end of year	$29,508
Less: current portion of asset retirement obligations	(1,746)
Noncurrent portion of asset retirement obligations	$27,762
Other Property, Plant and Equipment, Net
Other property, plant and equipment is recorded at cost. The Company expenses maintenance and repairs in the period incurred. Upon retirements or dispositions of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet with the resulting gains or losses, if any, reflected in operations. Depreciation of other property, plant and equipment is computed using the straight line method over their estimated useful lives, which range from two years to 35 years. Depreciation expense on other property, plant and equipment was $15.9 million for the year ended December 31, 2020. See Note 16—Disclosures About Fair Value for additional information regarding the Company’s impairment of other property, plant and equipment.
Materials and supplies are stated at the lower of cost or market and consist of oil and gas drilling or repair items such as tubing, casing and pumping units. These items are primarily acquired for use in future drilling or repair operations and are carried at lower of cost or market. “Market,” in the context of valuation, represents net realizable value, which is the amount that the Company is allowed to bill to the joint account under joint operating agreements to which the Company is a party. The Company evaluated materials and supplies based on current operations and determined that these materials and supplies would not be utilized in the current year and included them in noncurrent assets as non-depreciable other property, plant and equipment. See Note 16—Disclosures About Fair Value for additional information regarding the Company’s impairment of materials and supplies.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Capitalized Interest
The Company capitalizes interest on expenditures made in connection with long-term projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use and only to the extent the Company has incurred interest expense.
Equity Investments
Equity investments in which the Company exercises significant influence but does not control are accounted for using the equity method. Under the equity method, the Company’s share of investees’ earnings or loss, after elimination of intra-company profit or loss, is generally recognized in the Company’s consolidated statement of operations. The Company reviews its investments to determine if a non-temporary loss in value has occurred. If such a loss has occurred, the Company would recognize an impairment provision. The Company did not recognize impairment for its equity investments during the year ended December 31, 2020.
Derivative Instruments
The Company utilizes derivative financial instruments, including swaps, put spread options, three-way collars and two-way collars to (i) reduce the effect of price volatility on the Company’s oil and natural gas revenues and (ii) support its annual capital budgeting and expenditure plans.
The Company reports the fair value of derivatives on the consolidated balance sheet in derivative instrument assets and derivative instrument liabilities as either current or noncurrent. The Company determines the current and noncurrent classification based on the timing of expected future cash flows of individual transactions and reports these on a gross basis by contract.
The Company’s derivative instruments were not designated as hedges for accounting purposes for the period presented. Accordingly, the changes in fair value are recognized in the Company’s consolidated statement of operations in the period of change.
Fair Value of Financial Instruments
Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The Company’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs and consists of three broad levels:

Level 1:	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.
Level 3:	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management's best estimate of fair value.
Valuation techniques that maximize the use of observable inputs are favored. Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

affect the placement of assets and liabilities within the levels of the fair value hierarchy. Reclassifications of fair value between Level 1, Level 2 and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter.
Revenue Recognition
Substantially all of the Company’s revenue is from the sale of oil, natural gas and NGLs. See Note 3—Revenue from Contracts with Customers for additional information regarding the Company’s revenue recognition.
Defined Contribution Plan
The Company sponsors a 401(k) defined contribution plan for the benefit of all employees beginning on their date of hire. The plan allows eligible employees to contribute a portion of their annual compensation, not to exceed annual limits established by the federal government. The Company makes matching contributions of up to a certain percentage of an employee’s contributions. For the year ended December 31, 2020, the Company made contributions to the plan of $3.9 million.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The tax returns and the amount of taxable income or loss are subject to examination by federal and state taxing authorities.
The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets, including net operating losses. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years.
Earnings per Share
The Company uses the “if-converted” method to determine the potential dilutive effect of its Class B common stock and the treasury stock method to determine the potential dilutive effect of outstanding restricted stock and restricted stock units.
Segment Reporting
Operating segments are defined as components of an enterprise (i) that engage in activities from which it may earn revenues and incur expenses and (ii) for which separate operational financial information is available and is regularly evaluated by the chief operating decision maker for the purpose of allocating resources and assessing performance.
Based on the organization and management of the Company, the Company has only one reportable operating segment, which is oil and natural gas exploration and production. Other services that the Company engages in are

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

ancillary to its oil and natural gas exploration and producing activities and it manages these services to support such activities.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”). In May 2019, ASU 2016-13 was subsequently amended by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses and ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. ASU 2016-13, as amended, affects trade receivables, financial assets and certain other instruments that are not measured at fair value through net income. This ASU replaced the currently required incurred loss approach with an expected loss model for instruments measured at amortized cost and is effective for financial statements issued for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. ASU 2016-13 is being applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company’s adoption of this ASU did not have a material impact on the Company’s consolidated financial statements because the Company does not have a history of material credit losses.
NOTE 3. REVENUE FROM CONTRACTS WITH CUSTOMERS
In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company’s revenue is measured based on considerations specified in contracts with its customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas, and NGLs fluctuate similar to changes in relevant market indexes. The Company reports revenues disaggregated by product in its consolidated statement of operations.
Oil Sales
Under the Company’s oil sales contracts, the Company generally sells oil to purchasers and collects a contractually agreed upon index price, net of pricing differentials. During May and June 2020, however, the Company entered into certain short-term, fixed price agreements accounting for approximately 64% and 76%, respectively, of its oil production during such months, with the remaining portion attributable to contracts with an agreed-upon index price. The Company recognizes revenue at the net price received when control transfers to the purchaser.
Natural Gas and NGLs Sales
Under the Company’s natural gas processing contracts, the Company delivers natural gas to a midstream processing company. The midstream processing company gathers and processes the natural gas and either remits proceeds to the Company for the resulting natural gas and NGLs sales or the Company elects to take residue gas and NGLs in-kind at the tailgate. The Company evaluates each contract separately to determine when a change in control occurs and recognizes revenue once a change in control has occurred. To the extent control of the natural gas transfers upstream of the gathering and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of those services, revenue is recognized on a

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

gross basis, and transportation and processing costs are presented as Transportation and processing costs in the Company’s consolidated statement of operations. For the year ended December 31, 2020, the applicable line items in the consolidated statement of operations include $14.5 million of natural gas sales and $31.1 million of NGLs sales, respectively, completed upstream of the gathering and processing activities.
The Company records revenue in the month production is delivered to the purchaser. Settlement statements for certain natural gas and NGLs sales, however, may not be received for 30 to 90 days after the date production is delivered, and as a result the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. In these situations, the Company records the differences between its estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. Any identified differences between the Company’s revenue estimates and actual revenue received have historically been insignificant. For the year ended December 31, 2020, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.
NOTE 4. DERIVATIVE FINANCIAL INSTRUMENTS
Commodity Derivative Instruments and Concentration of Risk
Objective and Strategy
The Company utilizes derivative financial instruments, including swaps, put spread options, three-way collars and two-way collars to (i) reduce the effect of price volatility on the Company’s oil and natural gas revenues and (ii) support the Company’s annual capital budgeting and expenditure plans.
The Company uses collars and swaps to manage commodity price risk for its oil production. A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be the NYMEX index price plus the difference between the purchased put and the sold put strike price. The sold call establishes a maximum price (ceiling) the Company will receive for the volumes under contract.
Additionally, the Company uses swap contracts to mitigate basis risk caused by the volatility of the Company’s basis differentials. The oil swap contracts establish the differential between NYMEX WTI prices and the relevant price index at which oil production is sold. Natural gas swaps establish the differential Henry Hub prices and the relevant price index at which natural gas production is sold.
Oil Production Derivative Activities
The Company’s material physical sales contracts governing its oil production are typically correlated with NYMEX WTI, Midland, Magellan East Houston (“MEH”) and Brent oil prices. The Company uses basis swaps, put spread options, three-way collars and two-way collars to manage oil price volatility. The Company also uses basis swap contracts to reduce risk between NYMEX WTI prices and the actual index prices at which the oil is sold. The Company uses rollfactor swap contracts to reduce the timing risk associated with physical sales.
As of December 31, 2020, the Company had the following outstanding oil derivative contracts. When aggregating multiple contracts, the weighted average contract price is disclosed.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Oil swaps(1)	Year Ending December 31, 2021		Year Ending December 31, 2022
	Volume (MBbls)	Fixed Price Swap (per Bbl)	Volume (MBbls)	Fixed Price Swap (per Bbl)
Oil swap - Midland	1,825	$40.50	—	$—
Oil swap - Houston	17,686	$41.25	1,800	$43.81
Oil swap - Brent	6,205	$44.45	—	$—

Three-way collars	Year Ending December 31, 2021
	WTI MEH
Volume (MBbls)	5,405
Short call price (per Bbl)	$56.80
Long put price (per Bbl)	$46.81
Short put price (per Bbl)	$36.81

Rollfactor swaps		Year Ending December 31, 2021
		Volume (MBbls)	Fixed Price Swap (per Bbl)
Oil swap - WTI Roll(2)		900	$(0.45)

(1)	Excludes 2,555 notional MBbls, with a fair value of $19.2 million, related to amounts recognized under master netting agreements with derivative counterparties. These amounts are predominately related to legacy positions that were offset with an equivalent but opposite position, resulting in the cancellation of reciprocal obligations. As a result, these netted positions have no direct value to the Company, regardless of commodity prices. These netted positions were primarily the result of restructuring the Company’s derivative portfolio during 2020, resulting in additional protection against lower oil prices by converting certain hedge positions with limited downside protection into instruments that provide greater downside protection (such as swaps and two-way collars).
(2)	These positions hedge the timing risk associated with the Company’s physical sales. The Company generally sells oil for the delivery month at a sales price based on the average NYMEX price during that month, plus an adjustment calculated as a spread between the weighted average prices of the delivery month, the next month and the following month during the period when the delivery month is the front month.
Natural Gas Production Derivative Activities
All material physical sales contracts governing the Company’s natural gas production are tied directly or indirectly to NYMEX Henry Hub natural gas prices or regional index prices where the natural gas is sold. The Company uses swap contracts to manage natural gas price volatility.
The following table sets forth the volumes associated with the Company’s outstanding natural gas derivative contracts expiring during the periods indicated and the weighted average natural gas prices for those contracts:

	Year Ending December 31, 2021		Year Ending December 31, 2022
	Volume (MMbtu)	Fixed Price Swap (per MMbtu)	Volume (MMbtu)	Fixed Price Swap (per MMbtu)
Natural gas swaps - Waha(1)	42,500,000	$2.36	1,800,000	$2.46

(1)	Swaps that fix the prices at which the Company sells its natural gas produced in the Permian Basin.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Effect of Derivative Instruments on the Consolidated Financial Statements
All of the Company’s derivatives are accounted for as non-hedge derivatives and therefore all changes in the fair values of its derivative contracts are recognized as gains or losses in the earnings of the periods in which they occur. The table below summarizes the Company’s gain on derivative instruments for the year ended December 31, 2020 (in thousands):

Changes in fair value of derivative instruments	$(177,291)
Net derivative settlements(1)	163,803
Net premiums on options that settled during the period(2)	13,079
Loss on derivatives	$(409)

(1)
Net derivative settlements include gains of $30.9 million associated with restructuring the Company’s derivative portfolio and gains of $132.9 million associated with positions that settled during the current period. These amounts are included in Loss on derivatives in the Company’s consolidated statement of operations.

(2)
The net premiums on options that settled during the period represent the cumulative cost of premiums paid and received on positions purchased and sold, which expired during the current period. These amounts are included in Loss on derivatives in the Company’s consolidated statement of operations.

The Company classifies the fair value amounts of derivative assets and liabilities as gross current or noncurrent derivative assets or gross current or noncurrent derivative liabilities, whichever the case may be, excluding those amounts netted under master netting agreements. The fair value of the derivative instruments is discussed in Note 16—Disclosures About Fair Value. The Company has agreements in place with all of its counterparties that allow for the financial right of offset for derivative assets and liabilities at settlement or in the event of default under the agreements. Additionally, the Company maintains accounts with its brokers to facilitate financial derivative transactions in support of its risk management activities. Based on the value of the Company’s positions in these accounts and the associated margin requirements, the Company may be required to deposit cash into these broker accounts. During the year ended December 31, 2020, the Company did not receive or post any material margins in connection with collateralizing its derivative positions.
The following table presents the Company’s net exposure from its offsetting derivative asset and liability positions, as well as option premiums payable and receivable as of the reporting dates indicated (in thousands):

	Gross Amount	Netting Adjustments	Net Exposure
December 31, 2020
Derivative assets with right of offset or master netting agreements	$43,519	$(19,166)	$24,353
Derivative liabilities with right of offset or master netting agreements	(267,964)	19,166	(248,798)
Concentration of Credit Risk
The Company believes that it has limited credit risk with respect to its exchange-traded contracts, as such contracts are subject to financial safeguards and transaction guarantees through NYMEX. Over-the-counter traded options expose the Company to counterparty credit risk. These over-the-counter options are entered into with large multinational financial institutions with investment grade credit ratings or through brokers that require all the transaction parties to collateralize their open option positions. The gross and net credit exposure from the Company’s commodity derivative contracts as of December 31, 2020 is summarized in the preceding table.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

The Company monitors the creditworthiness of its counterparties, establishes credit limits according to the Company’s credit policies and guidelines and assesses the impact on fair values of its counterparties’ creditworthiness. The Company enters into International Swap Dealers Association Master Agreements (“ISDA Agreements”) with its derivative counterparties. The terms of the ISDA Agreements provide the Company and its counterparties and brokers with rights of net settlement of gross commodity derivative assets against gross commodity derivative liabilities. The Company routinely exercises its contractual right to offset realized gains against realized losses when settling with derivative counterparties. If the Company believes a counterparty’s creditworthiness has declined or is suspect, it may seek to novate the applicable ISDA Agreement to another financial institution that has an ISDA Agreement in place with the Company. The Company did not incur any losses due to counterparty nonperformance during the year ended December 31, 2020.
Credit Risk Related Contingent Features in Derivatives
Certain commodity derivative instruments contain provisions that require the Company to either post additional collateral or collateral support (including letters of credit, security interests in an asset, or a performance bond or guarantee), or immediately settle any outstanding liability balances, upon the occurrence of a specified credit risk related event. These events, which are set forth in the Company’s existing commodity derivative contracts, include, among others, downgrades in the credit ratings of the Company and its affiliates, events of default under the Company’s Revolving Credit Agreement (as defined in Note 8—Debt), and the release of collateral (other than as provided under the terms of the Revolving Credit Agreement). Although the Company could be required to post additional collateral or collateral support, or immediately settle any outstanding liability balances, under such conditions, the Company seeks to reduce its potential risk by entering into commodity derivative contracts with several different counterparties.
NOTE 5. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment includes the following (in thousands):

December 31, 2020
Oil and natural gas properties:
Subject to depletion	$4,586,495
Not subject to depletion	2,975,766
Oil and natural gas properties, successful efforts method	7,562,261
Less accumulated depreciation, depletion and impairment	(381,932)
Total oil and natural gas properties, net	7,180,329
Other property, plant and equipment	236,266
Less accumulated depreciation	(52,726)
Other property, plant and equipment, net	183,540
Total property, plant and equipment, net	$7,363,869
Costs subject to depletion are proved oil and natural gas property costs and costs not subject to depletion are unproved oil and natural gas property costs and current drilling projects. During the year ended December 31, 2020, the Company recorded impairment of its proved oil and natural gas properties of $4.4 billion. The Company reduced the book value of oil and natural gas properties by $6.7 billion and eliminated $2.3 billion of accumulated depreciation and depletion, which resulted in a $4.4 billion reduction in Total oil and natural gas properties, net.
The Company recorded leasehold abandonment and impairment of its unproved oil and natural gas properties of $603.2 million during the year ended December 31, 2020. Please refer to Note 16—Disclosures about Fair Value for additional discussion.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

As the Company’s exploration and development work progresses and the reserves on the Company’s properties are proven, capitalized costs attributed to the properties and mineral interests are subject to DD&A. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and natural gas reserves related to the associated reservoir. Depletion expense on capitalized oil and natural gas properties was $650.3 million for the year ended December 31, 2020. The Company had no exploratory wells in progress at December 31, 2020.
Costs not subject to depletion primarily include leasehold costs, broker and legal expenses and capitalized internal costs associated with developing oil and natural gas prospects on these properties. Leasehold costs are transferred into costs subject to depletion on an ongoing basis as these properties are evaluated and proved reserves are established.
Costs not subject to depletion also include costs associated with development wells in progress or awaiting completion at year-end. These costs are transferred into costs subject to depletion on an ongoing basis as these wells are completed and proved reserves are established or confirmed.
The Company capitalizes interest on expenditures made in connection with long-term projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use and only to the extent the company has incurred interest expense. There was no capitalized interest recorded during the year ended December 31, 2020.

NOTE 6. ACQUISITIONS
Acquisitions and Trades of Oil and Natural Gas Properties
The Company incurred costs of $15.4 million related to the purchase of leasehold acreage during the year ended December 31, 2020. During the year ended December 31, 2020, the Company reflected $7.3 million, as part of costs not subject to depletion and $8.1 million, as part of costs subject to depletion within its oil and natural gas properties.
During 2020, the Company also exchanged certain unproved acreage and oil and natural gas properties with certain third parties, with no gain or loss recognized.
Jagged Peak Acquisition
The Company acquired Jagged Peak for total noncash consideration of $1.8 billion, consisting of shares of Class A common stock. The Jagged Peak Acquisition was accounted for using the acquisition method of accounting, which requires all assets acquired and liabilities assumed in the Jagged Peak Acquisition to be recorded at fair values at the effective time of the acquisition.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as a result of the Jagged Peak Acquisition (in thousands):

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Cash	$53,347
Accounts receivable	81,888
Derivative assets	11,644
Other current assets	117
Proved oil and natural gas properties	1,532,811
Unproved oil and natural gas properties	1,492,254
Other property, plant and equipment	27,646
Operating lease right-of-use assets	11,090
Total assets acquired	3,210,797
Accounts payable and accrued expenses	149,384
Derivative liabilities	27,907
Operating lease liabilities	11,525
Deferred tax liabilities, net	358,539
Long-term debt	884,435
Asset retirement obligations	2,808
Total liabilities assumed	1,434,598
Estimated fair value of net assets acquired	$1,776,199
The Company has included in its consolidated statement of operations revenues of $353.1 million and net losses of $701.4 million, respectively, for the period of January 10, 2020 to December 31, 2020 from the properties acquired in the Jagged Peak Acquisition.
NOTE 7. SALES OF PROPERTY, PLANT AND EQUIPMENT
In 2020, the Company completed the sales of certain oil and gas properties and leasehold acreage for proceeds of $41.3 million, including customary purchase price adjustments. Upon completing these sales, the Company recognized no gain or loss in accordance with the guidance for partial sales of oil and natural gas properties under ASC Topic 932, Extractive Activities—Oil and Gas (“ASC 932”).
In 2020, the Company completed the sale of certain property, plant and equipment for proceeds of $12.5 million. The Company recognized a $3.6 million gain on the sales.
NOTE 8. DEBT
The following table provides a summary of the Company’s debt as of December 31, 2020 (in thousands):

December 31, 2020
Revolving Credit Agreement	$272,000
5.375% senior unsecured notes due 2025	650,000
5.250% senior unsecured notes due 2025	448,031
5.875% senior unsecured notes due 2026	494,607
5.625% senior unsecured notes due 2027	700,000
4.125% senior unsecured notes due 2028	399,472
Total debt	2,964,110
Debt issuance costs on senior unsecured notes	(17,666)
Premium on senior unsecured notes	16,652
Total long-term debt	$2,963,096

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Revolving Credit Agreement
On October 28, 2016, the Company and its subsidiary Parsley LLC entered into a five-year revolving credit agreement with, among others, Wells Fargo Bank, National Association, as administrative agent (as amended, the “Revolving Credit Agreement”)
As of December 31, 2020, the Revolving Credit Agreement provides a borrowing capacity equal to the lesser of (i) the borrowing base (which stood at $2.7 billion), (ii) the aggregate elected borrowing base commitments (which currently stand at $1.1 billion) and (iii) $5.0 billion. The Revolving Credit Agreement is secured by substantially all of Parsley LLC’s and its restricted subsidiaries’ assets.
As of December 31, 2020, Parsley LLC had $272.0 million in borrowings outstanding under the Revolving Credit Agreement with a weighted average interest rate of 2.8% and $7.0 million in letters of credit outstanding at a weighted average interest rate of 2.5%, resulting in $821.0 million of availability under the Revolving Credit Agreement. The amount Parsley LLC is able to borrow under the Revolving Credit Agreement is subject to compliance with the financial covenants, satisfaction of various conditions precedent to borrowing and other provisions of the Revolving Credit Agreement.
Borrowings under the Revolving Credit Agreement can be made in Eurodollars or at the alternate base rate. Eurodollar loans bear interest at a rate per annum equal to an adjusted LIBO rate plus an applicable margin ranging from 2.0% to 3.0%, depending on the percentage of the borrowing base utilized. Alternate base rate loans bear interest at a rate per annum equal to the greater of (i) the prime rate of Wells Fargo, (ii) the federal funds effective rate plus 0.5% and (iii) the adjusted LIBO rate plus 1.0%, plus an applicable margin ranging from 1.0% to 2.0%, depending on the percentage of the borrowing base utilized. The Revolving Credit Agreement also provides for a commitment fee of 0.5%. The Company may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs.
6.250% Senior Unsecured Notes due 2024
On May 27, 2016, Parsley LLC and Parsley Finance Corp. (“Finance Corp.” and together with Parsley LLC, the “Issuers”) issued $200.0 million aggregate principal amount of 6.250% senior unsecured notes due 2024 (the “Initial 2024 Notes”) in an offering that was exempt from registration under the Securities Act (the “Initial 2024 Notes Offering”). The Initial 2024 Notes Offering resulted in net proceeds to the Company, after deducting initial purchaser discounts and commissions and offering expenses, of approximately $195.4 million.
On August 19, 2016, the Issuers issued an additional $200.0 million aggregate principal amount of 6.250% senior notes due 2024 (the “New 2024 Notes” and together with the Initial 2024 Notes, the “2024 Notes”) at 102.000% of par, plus accrued and unpaid interest from May 27, 2016, in an offering that was exempt from registration under the Securities Act (the “New 2024 Notes Offering”). The New 2024 Notes Offering resulted in gross proceeds to the Company of $206.8 million, including a $4.0 million premium and $2.8 million of accrued and unpaid interest and net proceeds to the Company, after deducting accrued and unpaid interest, initial purchaser discounts and commissions and offering expenses, of approximately $199.6 million.
On March 7, 2020, Parsley LLC used the net proceeds of the 2028 Notes Offering (as defined below) and borrowings under the Revolving Credit Agreement to redeem in full the 2024 Notes at a redemption price of 104.688%, plus accrued and unpaid interest to the redemption date (the “2024 Notes Redemption”). In connection with the 2024 Notes Redemption, the Company made a cash payment of $425.5 million to the holders of the 2024 Notes, which included principal of $400.0 million, a prepayment premium on the extinguishment of debt of $18.8 million and accrued interest of approximately $6.7 million. Additionally, the Company wrote off $4.8 million of debt

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

issuance costs and $2.2 million of issue premium related to the 2024 Notes. This resulted in a $21.4 million loss on the early extinguishment of debt.
5.375% Senior Unsecured Notes due 2025
On December 13, 2016, the Issuers issued $650.0 million aggregate principal amount of 5.375% senior unsecured notes due 2025 (the “2025 Notes”) in an offering that was exempt from registration under the Securities Act (the “2025 Notes Offering”). The 2025 Notes Offering resulted in net proceeds to the Company, after deducting initial purchaser discounts and commissions and offering expenses, of approximately $644.1 million.
Interest is payable on the 2025 Notes semi-annually in arrears on each January 15 and July 15. As of December 31, 2020, the 2025 Notes were fully and unconditionally guaranteed on a senior unsecured basis by all of the subsidiaries of Parsley LLC that guarantee the indebtedness under the Revolving Credit Agreement, other than Finance Corp. (the “Guarantor Subsidiaries”).
On December 30, 2020, the Issuers delivered a notice of conditional redemption of all of the outstanding 2025 Notes at a redemption price of 102.688% of the outstanding aggregate principal amount of the 2025 Notes, plus accrued and unpaid interest to the redemption date.
5.250% Senior Unsecured Notes due 2025
On February 13, 2017, the Issuers issued $450.0 million aggregate principal amount of 5.250% senior unsecured notes due 2025 (the “New 2025 Notes”) in an offering that was exempt from registration under the Securities Act (the “New 2025 Notes Offering”). The New 2025 Notes Offering resulted in net proceeds to the Company, after deducting initial purchaser discounts and commissions and offering expenses, of approximately $444.1 million.
Interest is payable on the New 2025 Notes semi-annually in arrears on each February 15 and August 15. As of December 31, 2020, the New 2025 Notes were fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor Subsidiaries.
On July 2, 2020, Parsley LLC made a cash payment of approximately $1.9 million to acquire a portion of the New 2025 Notes in an open market transaction. The Company acquired $2.0 million aggregate principal amount of the New 2025 Notes at a price of 96.25% of par value. The acquisition resulted in a $0.1 million gain on the early extinguishment of debt. Following such acquisition, Parsley LLC cancelled the acquired New 2025 Notes.
On December 30, 2020, the Issuers delivered a notice of conditional redemption of all of the outstanding New 2025 Notes at a redemption price of 103.938% of the outstanding aggregate principal amount of the New 2025 Notes, plus accrued and unpaid interest to the redemption date.
5.875% Senior Unsecured Notes due 2026
In connection with the completion of the Jagged Peak Acquisition, Parsley LLC assumed Jagged Peak’s guarantee of $500.0 million in aggregate principal amount of 5.875% senior unsecured notes due 2026 (the “2026 Notes”) of its subsidiary, Jagged Peak Energy LLC, a Delaware limited liability company (“Jagged Peak LLC”), as well as Jagged Peak’s credit facility, which had an outstanding balance of $365.7 million, including interest.
Interest is payable on the 2026 Notes semi-annually in arrears on each May 1 and November 1. As of December 31, 2020, the 2026 Notes were fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor Subsidiaries.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

On June 22, 2020, Parsley LLC made cash payments of approximately $5.4 million to acquire a portion of the outstanding 2026 Notes in open market transactions. The Company acquired $5.4 million aggregate principal amount of the 2026 Notes at a price of 98.43% of par value. These acquisitions resulted in a $0.3 million gain on the early extinguishment of debt. Following such acquisitions, Parsley LLC cancelled the acquired 2026 Notes.
5.625% Senior Unsecured Notes due 2027
On October 11, 2017, the Issuers issued $700.0 million aggregate principal amount 5.625% senior unsecured notes due 2027 (the “2027 Notes”) in an offering that was exempt from registration under the Securities Act (the “2027 Notes Offering”). The 2027 Notes Offering resulted in net proceeds to the Company, after deducting initial purchaser discounts and commissions and offering expenses, of approximately $692.1 million.
Interest is payable on the 2027 Notes semi-annually in arrears on each April 15 and October 15. As of December 31, 2020, the 2027 Notes were fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor Subsidiaries.
On December 30, 2020, Pioneer commenced, subject to financing and other conditions, a cash tender offer for any and all of the outstanding 2027 Notes, and solicitations of consents from holders of the 2027 Notes to effect certain proposed amendments to the indenture governing the 2027 Notes.
4.125% Senior Unsecured Notes Due 2028
On February 11, 2020, the Issuers issued $400.0 million aggregate principal amount of 4.125% senior unsecured notes due 2028 (the “2028 Notes”) in an offering that was exempt from registration under the Securities Act (the “2028 Notes Offering”). The 2028 Notes Offering resulted in net proceeds to Parsley LLC, after deducting fees and expenses, of approximately $393.7 million.
Interest is payable on the 2028 Notes semi-annually in arrears on each February 15 and August 15. As of December 31, 2020, the 2028 Notes were fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor Subsidiaries.
On June 22, 2020, Parsley LLC made cash payments of approximately $0.5 million to acquire a portion of the outstanding 2028 Notes in open market transactions. The Company acquired $0.5 million aggregate principal amount of the 2028 Notes at a price of 92.25% of par value. These acquisitions resulted in a $31.7 thousand gain on the early extinguishment of debt. Following such acquisitions, Parsley LLC cancelled the acquired 2028 Notes.
On December 30, 2020, Pioneer commenced, subject to financing and other conditions, a cash tender offer for any and all of the outstanding 2028 Notes, and solicitations of consents from holders of the 2028 Notes to effect certain proposed amendments to the indenture governing the 2028 Notes.
Covenant Compliance
Parsley LLC is subject to various financial covenants under the Revolving Credit Agreement, which include, for example, the maintenance of the following financial ratios:
•a minimum current ratio (based on the ratio of consolidated current assets, excluding derivatives, plus unused commitments under the Revolving Credit Agreement to consolidated current liabilities, excluding derivatives) of not less than 1.0 to 1.0 as of the last day of any fiscal quarter;

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

•a maximum consolidated leverage ratio (based on the ratio of consolidated total net debt to EBITDAX (as defined in the Revolving Credit Agreement) of not more than 4.0 to 1.0 as of the last day of any fiscal quarter for the four fiscal quarters ending on such date; and
•a maximum secured leverage ratio (based on the ratio of consolidated total secured debt to EBITDAX (as defined in the Revolving Credit Agreement)) of not more than 2.5 to 1.0 as of the last day of any fiscal quarter for the four fiscal quarters ending on such date.
The Revolving Credit Agreement and the indentures governing the 2028 Notes, the 2027 Notes, the 2026 Notes, the New 2025 Notes, and the 2025 Notes (collectively, the “Notes”) also limit the Issuers’ (as defined below) ability and the ability of their restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make certain investments; (v) create certain liens; (vi) enter into agreements that restrict the issuance of dividends or other payments; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) form unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications.
At any time when the Notes are rated investment grade by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing, many of the foregoing covenants will be suspended. If the ratings on the Notes were to subsequently decline to below investment grade, the suspended covenants would be reinstated.
At December 31, 2020, the Company was in compliance with all required covenants under the Revolving Credit Agreement and each of the indentures governing the Notes.
Principal Maturities of Debt
Principal maturities of debt outstanding at December 31, 2020 are as follows (in thousands):

2021	$—
2022	—
2023	272,000
2024	—
2025	1,098,031
Thereafter	1,594,079
Total	$2,964,110

Interest Expense
The following amounts have been incurred and charged to interest expense for the year ended December 31, 2020 (in thousands):

2020
Cash payments for interest	$154,287
Change in interest accrual	7,459
Amortization of deferred loan origination costs	5,083
Amortization of bond premium	(2,680)
Total interest expense, net	$164,149

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Please see Note 17—Subsequent Events for further discussion of actions taken with respect to the Revolving Credit Agreement in connection with the Pioneer Transaction.

NOTE 9. LEASES
The Company has entered into operating leases for drilling rigs, real estate, and other field and office equipment, as well as finance leases for vehicles. The Company’s leases have lease terms that include options to extend for up to 14 years, and some of which include options to terminate within one year. The exercise of lease renewal and termination options are at the Company’s sole discretion. For purposes of calculating operating lease liabilities, the Company’s leases are deemed not to include an option to extend the lease term until it is reasonably certain that the Company will exercise that option. Certain of the Company’s finance leases also include an option to purchase the leased asset. The Company determines whether a contract arrangement contains a lease at inception. The lease classification and lease measurement are determined upon lease commencement. The lease commencement date is evaluated based on when the key lease terms are available and when the Company takes possession of the underlying asset. The Company's lease agreements do not contain any material residual value guarantees or material restrictive covenants. Right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. The lease payments represent gross payments to vendors which, for certain of the Company’s operating assets, are offset by amounts received from other working interest owners. Because the majority of the Company’s leases do not provide an implicit rate of return, the Company uses its incremental borrowing rate based on the information available at the commencement date of the lease in determining the present value of lease payments. The incremental borrowing rate is not a quoted rate and is derived by applying a spread over U.S. Treasury rates with a similar duration to the Company’s lease payments. The spread utilized is based on the Company’s one-year borrowing cost assuming the midpoint of applicable margins under the Revolving Credit Agreement. The Company has operating lease agreements with lease and non-lease components that are accounted for as a single lease component. For vehicle leases, the Company accounts for the lease and non-lease components separately. The Company subleases certain of its real estate to third parties for office and parking space.
The Company recognizes lease costs on a straight-line basis over the term of the lease. The depreciable life of assets is limited by the non-cancellable term of the lease, unless there is a transfer of title or purchase option reasonably certain of exercise. The components of the Company’s lease costs as of December 31, 2020 were as follows (in thousands):

Year Ended December 31, 2020
Finance lease costs:
Amortization of right-of-use assets	$2,618
Interest on lease liabilities	201
Operating lease costs(1)	62,698
Short-term lease costs(2)	37,220
Variable lease costs(3)	18,968
Sublease income	(249)
Total lease costs	$121,456

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

(1)     For the year ended December 31, 2020, operating lease costs are included in the following line items on the Company’s consolidated financial statements: $24.9 million are capitalized as part of Oil and natural gas properties; $18.1 million, are included in General and administrative expenses; $10.1 million are included in Lease operating expenses; and $9.5 million are included in Other operating expenses.
(2)     Short-term lease costs represent costs related to leases with a contract term of one year or less. For the year ended December 31, 2020, short-term lease costs are included in the following line items on the Company’s consolidated financial statements: $12.7 million are capitalized as part of Oil and natural gas properties; and $24.5 million are included in Lease operating expenses.
(3)     Variable lease costs that are not dependent on an index or rate are not included in the lease liability or ROU assets. For the year ended December 31, 2020, variable lease costs are included in the following line items on the Company’s consolidated financial statements: $13.2 million are capitalized as part of Oil and natural gas properties and $5.8 million are included in General and administrative expenses.
Supplemental cash flow information related to the Company’s leases as of December 31, 2020 was as follows (in thousands):

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$24,961
Investing cash outflows from operating leases	$30,020
Operating cash outflows from finance leases	$201
Financing cash outflows from finance leases	$2,550

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$202,680
Finance leases	$2,437

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Supplemental balance sheet information related to the Company’s leases as of December 31, 2020 was as follows (in thousands):

Operating leases
Assets
Operating lease assets, net of accumulated depreciation	$208,959
Liabilities
Current operating lease liabilities	(45,319)
Operating lease liabilities	(175,033)
Total operating lease liabilities	$(220,352)

Finance leases
Assets
Property and equipment, gross	$7,209
Accumulated depreciation	(4,048)
Property and equipment, net	$3,161
Liabilities
Other current liabilities	$(1,919)
Financing lease liabilities	(1,342)
Total finance liabilities	$(3,261)

Weighted average remaining lease term (in years)
Operating leases	8.3
Finance leases	1.8

Weighted average discount rate
Operating leases	4.0%
Finance leases	4.7%
Maturities of Lease Liabilities
Maturities of the Company’s lease liabilities as of December 31, 2020 were as follows (in thousands):

	Operating leases	Finance leases
2021	$52,089	$2,048
2022	39,795	1,064
2023	21,340	334
2024	20,122	—
2025	16,159	—
Thereafter	114,553	—
Total lease payments	$264,058	$3,446
Less imputed interest	(43,706)	(185)
Total lease obligations	$220,352	$3,261
Less: Current obligations	(45,319)	(1,919)
Long-term lease obligations	$175,033	$1,342

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

NOTE 10. EQUITY
Preferred Stock
Pursuant to the Company’s amended and restated certificate of incorporation, the Company’s board of directors may, subject to any limitations prescribed by law but without further stockholder approval, establish and issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, up to an aggregate of 50.0 million shares. The Company had no shares of preferred stock outstanding at December 31, 2020.
Class A Common Stock
The Company had 386.6 million shares of Class A common stock outstanding as of December 31, 2020, which includes 16.3 thousand shares of time-based restricted stock (“RSAs”) and 32.7 thousand shares of performance-based restricted stock (“PSAs”). Holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to ratably receive dividends when and if declared by the Company’s board of directors. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of the Company’s outstanding shares of preferred stock.
Class B Common Stock
The Company had 26.0 million shares of its Class B common stock outstanding as of December 31, 2020. Holders of the Class B common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, except with respect to the amendment of certain provisions of the Company’s amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
Holders of Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.
Dividends
In 2019, the Company’s board of directors initiated the Company’s quarterly dividend program, payable on issued and outstanding shares of Class A common stock, and, in its capacity as the managing member of Parsley LLC, a corresponding distribution from Parsley LLC to holders of PE Units (each, a “PE Unitholder”). As described in these financial statements, as the context requires, dividends paid to holders of Class A common stock and distributions paid to PE Unitholders (other than the Company) may be referred to collectively as “dividends.”

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Dividends declared are recorded as a reduction of retained earnings, to the extent that retained earnings were available at the beginning of the reporting period, with any excess recorded as a reduction in paid capital. Dividends paid to PE Unitholders (other than the Company) are treated as a partnership distribution from Parsley LLC and are recorded as a reduction in noncontrolling interests.
The following table sets forth information with respect to cash dividends and distributions declared by the Company’s board of directors during 2020, on its own behalf and in its capacity as the managing member of Parsley LLC, on issued and outstanding shares of Class A common stock and PE Units:

Declaration Date	Record Date	Payment Date	Dividend/Distribution Amount(1)	Total Dividend/Distribution Payment(2) (in thousands)
January 23, 2020	March 10, 2020	March 20, 2020	$0.05	$20,786
May 4, 2020	June 9, 2020	June 19, 2020	$0.05	$20,801
August 5, 2020	September 8, 2020	September 18, 2020	$0.05	$20,779
October 28, 2020	December 8, 2020	December 18, 2020	$0.05	$20,787

(1)	Per share of Class A common stock and per PE Unit. The portion of the Parsley LLC distribution attributable to PE Units held by the Company was used to fund the quarterly dividend on issued and outstanding shares of Class A common stock.
(2)	Reflects total cash dividend and distribution payments made, or to be made, to holders of Class A common stock and PE Unitholders (other than the Company) as of the applicable record date.

Noncontrolling Interests
During the year ended December 31, 2020, certain PE Unitholders, including an executive officer of the Company, exercised their rights to exchange PE Units under the Parsley LLC Agreement (as defined below), collectively electing to exchange 9.4 million PE Units (and a corresponding number of shares of Class B common stock) for 9.4 million shares of Class A common stock (collectively, the “2020 Exchanges”). In each case, the Company exercised its call right under the Parsley LLC Agreement, electing to issue Class A common stock directly to each of the exchanging PE Unitholders in satisfaction of their elections. The “Parsley LLC Agreement” refers to the Limited Liability Company Agreement of Parsley LLC, dated June 11, 2013, thereafter amended and restated by the Second Amended and Restated Limited Liability Company Agreement, dated May 29, 2014, thereafter amended and restated by the Third Amended and Restated Limited Liability Company Agreement, dated February 20, 2019, thereafter amended and restated by the Fourth Amended and Restated Limited Liability Company Agreement, dated July 22, 2019, as in effect as of the applicable date.
As a result of the issuance of Class A common stock to former Jagged Peak stockholders in connection with the consummation of the Jagged Peak Acquisition (and the subsequent merger of Jackal Merger Sub A, LLC, a wholly owned subsidiary of Parsley LLC and the successor by merger to Jagged Peak, with and into Parsley LLC in exchange for a number of PE Units equal to the number of shares of Class A common stock issued or distributed to former Jagged Peak stockholders) and exchanges of PE Units (and corresponding shares of Class B common stock) for shares of Class A common stock during the year ended December 31, 2020, the Company’s ownership in

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Parsley LLC increased from 88.8% to 93.7% and the ownership of the PE Unitholders (other than the Company) in Parsley LLC decreased from 11.2% to 6.3%.
Because these changes in the Company’s ownership interest in Parsley LLC did not result in a change of control, the transactions were accounted for as equity transactions under ASC Topic 810, Consolidation, which requires that any differences between the carrying value of the Company’s basis in Parsley LLC and the fair value of the consideration received are recognized directly in equity and attributed to the controlling interest. The Company has consolidated the financial position and results of operations of Parsley LLC and records noncontrolling interests for the economic interests in Parsley LLC held by PE Unitholders (other than the Company).
NOTE 11. STOCK-BASED COMPENSATION
In connection with the Company’s initial public offering (the “IPO”), the Company adopted the Parsley Energy, Inc. 2014 Long-Term Incentive Plan (“LTIP”) for employees, consultants and directors of the Company who perform services for the Company. The shares to be delivered under the LTIP shall be made available from (i) authorized but unissued shares, (ii) shares held as treasury stock or (iii) previously issued shares reacquired by the Company including shares purchased on the open market. A total of 23.6 million shares of Class A common stock have been authorized for issuance under the LTIP, including 10.8 million shares of Class A common stock assumed by the Company as a result of the Jagged Peak Acquisition. At December 31, 2020, the Company had 16.4 million shares of Class A common stock available for future grant.
In connection with the closing of the Jagged Peak Acquisition, the Company assumed all rights and obligations under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (the “Jagged Peak Plan”) and each outstanding share of Jagged Peak common stock remaining available for issuance under the Jagged Peak Plan. A portion of these shares, after adjustment to reflect the 0.447 exchange ratio for the Jagged Peak Acquisition, are issuable by the Company upon settlement of the outstanding Jagged Peak restricted stock unit awards granted under the Jagged Peak Plan and assumed by the Company in connection with the Jagged Peak Acquisition. The remaining shares, after adjustment to reflect the exchange ratio for the transaction, are issuable by the Company under the Parsley Plan.
Stock-based compensation expense recorded for each type of stock-based compensation award for the year ended December 31, 2020 is as follows (in thousands):

Year ended December 31,
2020
Time-based restricted stock awards ("RSAs")(1)	$2,112
Time-based restricted stock units ("RSUs")(1)	15,630
Performance-based restricted stock awards ("PSAs")(2)	2,116
Performance-based restricted stock units ("PSUs")	6,010
Restructuring and other termination costs	4,750
Total stock-based compensation	$30,618

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

(1)	Stock-based compensation expense relating to RSAs and time-based restricted units (“RSUs”) with ratable vesting is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.
(2)	Includes stock-based compensation expense related to historical PSUs prior to the conversion of such awards to PSAs.
Stock-based compensation is included in General and administrative expenses on the Company’s consolidated statement of operations.
Time-Based Restricted Stock
RSAs are awards of Class A common stock that are legally issued and outstanding. RSAs are subject to restrictions on transfer and are generally subject to a risk of forfeiture if the award recipient ceases providing services to the Company prior to the lapse of the restrictions. The stock-based compensation expense for these awards was determined using the closing price on the date of grant applied to the total number of shares that were anticipated to fully vest. The following table summarizes the RSA activity for the year ended December 31, 2020:

	Time-Based Restricted Stock	Grant Date Fair Value
Outstanding at January 1, 2020	386,390	$26.64
Vested	(370,045)	$26.81
Outstanding at December 31, 2020	16,345	$22.80
Time-Based Restricted Stock Units
RSUs represent the right to receive shares of Class A common stock at the end of the vesting period in an amount equal to the number of RSUs that vest. RSUs are subject to restrictions on transfer and are generally subject to a risk of forfeiture if the award recipient ceases providing services to the Company prior to the lapse of the restriction. The stock-based compensation expense of such RSUs was determined using the closing price on the date of grant applied to the total number of shares that were anticipated to fully vest. The following table summarizes the RSU activity for the year ended December 31, 2020:

	Time-Based Restricted Stock Units	Grant Date Fair Value
Outstanding at January 1, 2020	1,240,458	$20.48
Awards granted	1,377,173	$15.49
Forfeited	(159,248)	$22.21
Vested	(417,467)	$22.21
Outstanding at December 31, 2020	2,040,916	$16.63
Performance-Based Restricted Stock Awards and Performance-Based Restricted Stock Units
The terms and conditions of the PSAs and PSUs allow for vesting of the awards ranging between forfeiture and 200% of target. The vesting level is calculated based on the actual total stockholder return achieved during the performance period compared to the total stockholder return of a predetermined peer group. During 2020, PSUs were granted with a three-year performance period. The fair value of such PSUs were determined using a Monte Carlo simulation and will be recognized over the applicable three-year performance period. The Monte Carlo

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Expected volatilities in the model were estimated using a historical period consistent with the performance period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant. The Company used the following assumptions to estimate the fair value of PSUs granted during in 2020:

Year Ended December 31,
2020
Risk-free interest rate	1.36%
Volatility	29.6% - 63.1%
The following table summarizes the PSU activity for the year ended December 31, 2020:

	Performance-Based Restricted Stock Units	Grant Date Fair Value
Outstanding at January 1, 2020	358,240	$24.05
Awards granted	440,926	$22.17
Outstanding at December 31, 2020	799,166	$23.01
The following table summarizes the PSA activity for the year ended December 31, 2020:

	Performance-Based Restricted Stock	Grant Date Fair Value
Outstanding at January 1, 2020	790,507	$16.24
Vested[1]	(656,621)	$16.94
Forfeited	(101,196)	$16.94
Outstanding at December 31, 2020	32,690	$13.72

(1)	Includes the vesting of PSA awards granted in February 2017 and February 2018. The PSA awards granted in February 2018 vested early on December 17, 2020 in connection with the Pioneer Transaction.
The following table reflects the future stock-based compensation expense to be recorded for the stock-based compensation awards that were outstanding at December 31, 2020 (in thousands):

	Time-Based Restricted Stock	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units	Total
2021	$14	$10,055	$6,363	$16,432
2022	—	4,649	3,379	8,028
2023	—	448	—	448
Total	$14	$15,152	$9,742	$24,908

NOTE 12. INCOME TAXES

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

The Company is a corporation and is subject to U.S. federal income tax and the Texas margin tax.
On January 10, 2020, the Company completed the Jagged Peak Acquisition, as discussed in Note 6—Acquisitions of Oil and Natural Gas Properties. For federal income tax purposes, the transaction qualified as a tax-free merger whereby the Company acquired carryover tax basis in Jagged Peak’s assets and liabilities. The Company recorded opening balance sheet deferred tax liabilities of $358.5 million associated with the acquired assets, which included a deferred tax asset related to tax attributes acquired from Jagged Peak. The acquired income tax attributes primarily consist of net operating loss carryforwards of approximately $167.7 million, which are subject to an annual limitation under Internal Revenue Code Section 382. The Company has recorded a valuation allowance against the acquired net operating loss carryforwards as of March 31, 2020, which did not change as of December 31, 2020.
The Company’s effective combined U.S. federal and state income tax rate as of December 31, 2020 was 11.8%. During the year ended December 31, 2020, the Company recognized impairment of proved oil and natural gas properties of $4.4 billion and leasehold abandonment and impairment of unproved oil and natural gas properties of $603.2 million. As a result, the Company’s deferred tax balance changed from net deferred tax liabilities to net deferred tax assets as of March 31, 2020, which resulted in the establishment of a valuation allowance against the net deferred tax assets at March 31, 2020. As of December 31, 2020, the valuation allowance against the net deferred tax assets that are not more likely than not to be realized increased. The Company recognized the valuation allowance as a discrete item in its estimated annual effective tax rate.
During the year ended December 31, 2020, the Company recognized income tax benefit of $563.3 million. The Company’s income tax expense for the year ended December 31, 2020 differs from amounts computed by applying the U.S. federal statutory tax rate of 21% due to the impact of the valuation allowance recorded against its net deferred tax asset balance, reported discretely, as well as net income attributable to noncontrolling ownership interests, the change in previously recorded valuation allowance and the impact of state income taxes.
At December 31, 2020, the Company did not have any accrued liability for uncertain tax positions and does not anticipate recognition of any significant liabilities for uncertain tax positions during the next 12 months.
In March 2020, the U.S. Congress passed and the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which was intended to stabilize the economy during the COVID-19 pandemic. The CARES Act temporarily suspends and modifies certain tax laws established by the 2017 tax reform law known as the Tax Cuts and Jobs Act, including, but not limited to, modifications to net operating loss limitations, business interest limitations and alternative minimum tax. The CARES Act did not have a material impact on the Company’s current year tax provision or the Company’s consolidated financial statements.
The components of the income tax benefit were as follows for the periods indicated (in thousands):

Year Ended December 31, 2020
Federal:
Deferred	$(539,687)
Total federal	(539,687)
State, net of federal benefit:
Deferred	(23,624)
Total state	(23,624)
Income tax benefit	$(563,311)

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

The following table reconciles the income tax benefit with income tax benefit at the federal statutory rate for the periods indicated (in thousands):

Year Ended December 31, 2020
Loss before income taxes	$(4,784,933)
Less: net loss before income taxes attributable to noncontrolling interest	406,753
Loss attributable to Parsley Energy, Inc. stockholders before income taxes	(4,378,180)

Income taxes at the federal statutory rate	(919,418)
State income taxes, net of federal benefit	(23,624)
Provision to return adjustment	(2,172)
Permanent and other	3,690
TRA liability change	(14,811)
Valuation allowance	393,024
Income tax benefit	$(563,311)

Net loss attributable to Parsley Energy, Inc. stockholders	$(3,817,373)
Net loss attributable to noncontrolling interest	$(404,249)
The Company had approximately $1,973.6 million of federal net operating loss carryovers that expire during the years 2034 through 2037. The tax benefits of carryforwards are recorded as an asset to the extent that management assesses the utilization of such carryforwards to be more likely than not. When the future utilization of some portion of the carryforwards is determined to not be more likely than not, a valuation allowance is provided to reduce the recorded tax benefits from such assets. As of December 31, 2020, the Company had a valuation allowance of $422.9 million as a result of management’s assessment of the realizability of deferred tax assets.
Internal Revenue Code of 1986, as amended (“Section 382”), addresses company ownership changes and specifically limits the utilization of certain deductions and other tax attributes on an annual basis following an ownership change. The Company does not believe it experienced an ownership change within the meaning of IRC Section 382 during 2020. Even if the Company did experience an ownership change in 2020, any resulting limitation on the use of the Company’s net operating loss carryforwards under Section 382 would not result in a current federal tax liability at December 31, 2020, and the Company does not believe that the resulting Section 382 annual limitation would prevent its utilization of net operating losses prior to their expiration.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows (in thousands):

December 31, 2020
Assets:
Asset retirement obligations	$5,643
Deferred stock-based compensation	5,808
Derivative fair value loss	41,271
Accrued compensation	367
Lease liabilities	43,521
Earnings in investment in subsidiary	122
Other	2,276
Net operating loss carryforward	474,076
Total deferred tax assets	573,084
Less: Valuation allowance	(422,886)
Net deferred tax assets	150,198
Liabilities:
Lease right-of-use assets	(41,950)
Book basis of oil and natural gas properties in excess of tax basis	(115,721)
Total deferred tax liabilities	(157,671)
Net deferred tax liability	$(7,473)
With respect to income taxes, the Company’s policy is to account for interest charges as Interest expense, net and any penalties as Other income (expenses) in the Company’s consolidated statement of operations. The Company files income tax returns at the federal level and at the state level (Texas), and a number of such returns remain open for examination. The Company’s earliest open years in its key jurisdictions are as follows:

U.S. Federal	2017
State of Texas	2016
The Company has evaluated all tax positions for which the statute of limitations remains open and believes that the material positions taken would more likely than not be sustained by examination. Therefore, at December 31, 2020, the Company had not established any reserves for, nor recorded any unrecognized benefits related to, uncertain tax positions.
Tax Receivable Agreement
In connection with the IPO, on May 29, 2014, the Company entered into a Tax Receivable Agreement (the “TRA”) with Parsley LLC and certain PE Unitholders (each such person and any permitted transferee, a “TRA Holder”), including certain executive officers. The TRA generally provides for the payment by the Company of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the IPO as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its PE Units to the Company in exchange for shares of Class A common stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A common stock or, if either the Company or Parsley LLC so elects, cash, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the TRA. The term of the TRA commenced on May 29, 2014, and continues until all such tax benefits have been utilized or expired, unless the

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Company exercises its right to terminate the TRA. If the Company elects to terminate the TRA early, it would be required to make an immediate payment equal to the present value of the hypothetical future tax benefits that could be paid under the TRA (based upon certain assumptions and deemed events set forth in the TRA). In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control.
The actual amount and timing of payments to be made under the TRA will depend on a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the use of loss carryovers and the portion of the Company’s payments under the TRA constituting imputed interest. As of December 31, 2020, there have been no payments associated with the TRA.
During the year ended December 31, 2020, the Company wrote off TRA liabilities of $70.5 million, primarily due to the valuation allowance, discussed above, recorded against the associated deferred tax asset.
In connection with the execution and delivery of the Pioneer Merger Agreement, the Company, Bryan Sheffield, and certain other parties to the TRA entered into a Tax Receivable Agreement Amendment (the “TRA Amendment”), pursuant to which such parties agreed to terminate the TRA, immediately after the effective time of the transactions contemplated in the Pioneer Merger Agreement, on the terms set forth in the TRA Amendment. In connection with the termination of the TRA, which occurred on January 12, 2021, the Company paid certain termination payments in an amount calculated in a manner consistent with the methodology specified in the TRA Amendment, which methodology is consistent with the Company’s historical methodology for calculating potential liabilities (including the estimated termination payment that would be due in connection with a change of control) under the TRA. Please see Note 17—Subsequent Events for further discussion.
NOTE 13. RELATED PARTY TRANSACTIONS
Well Operations
During the year ended December 31, 2020, certain of the Company’s directors, officers, their immediate family and entities affiliated or controlled by such parties (“Related Party Working Interest Owners”) owned non-operated working interests in certain of the oil and natural gas properties that the Company operates and engaged in certain other land related activities with the Company. The revenues disbursed to such Related Party Working Interest Owners for the year ended December 31, 2020 totaled $11.4 million.
As a result of this ownership, from time to time, the Company will be in a net receivable or net payable position with these individuals and entities. The Company does not consider any net receivables from these parties to be uncollectible.
Spraberry Production Services, LLC
As discussed in Note 2—Summary of Significant Accounting Policies, Parsley LLC, a subsidiary of the Company, indirectly owns a 42.5% interest in SPS. The Company accounts for this investment using the equity method. Using the equity method of accounting results in transactions between the Company and SPS and its subsidiaries being accounted for as related party transactions. During the year ended December 31, 2020, the Company incurred charges totaling $2.0 million for services performed by SPS for the Company’s well operations and drilling activities.
Exchange Right
In accordance with the terms of the Parsley LLC Agreement, PE Unitholders (other than the Company) generally have the right to exchange (the “Exchange Right”) their PE Units (and a corresponding number of shares

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

of the Class B common stock) for shares of Class A common stock at an exchange ratio of one share of Class A common stock for each PE Unit (and corresponding share of Class B common stock) exchanged (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or, if the Company or Parsley LLC so elects, cash. As a PE Unitholder exchanges its PE Units, the Company’s interest in Parsley LLC correspondingly increases. Refer to Note 10—Equity—Noncontrolling Interests for additional discussion.
During the year ended December 31, 2020, an executive officer of the Company elected to exchange 900,000 PE Units (and a corresponding number of shares of Class B common stock) for 900,000 shares of Class A common stock. The Company exercised its call right under the Parsley LLC Agreement and elected to issue Class A common stock to the exchanging PE Unitholder in satisfaction of such individual’s election notice.
Use and Occupancy Agreement
During the year ended December 31, 2020, an independent third party property manager engaged by the Company entered into a use and occupancy agreement (the “Use and Occupancy Agreement”) with a trust of which Mr. Bryan Sheffield, the Company’s Executive Chairman and Chairman of the board of directors, and his spouse are beneficiaries. Pursuant to the agreement, the trust may utilize a hangar owned by the Company for an initial term of two years at a monthly rate of $8.8 thousand (or an aggregate of $0.2 million over the initial term). Following the initial term, the Use and Occupancy Agreement will continue from year to year thereafter until terminated by either party. The Company will be entitled to 80% of the revenues collected by the independent third party property manager pursuant to the Use and Occupancy Agreement.
Quantum Energy Partners
From time to time, the Company engages in ordinary course transactions with portfolio companies of Quantum Energy Partners and its affiliates (“Quantum”), for which Mr. S. Wil VanLoh, Jr., a member of the Company’s board of directors since January 2020, serves as Chief Executive Officer.
Premium Oilfield Technologies LLC
As of December 31, 2020, Quantum owned an 86.6% interest in Premium Oilfield Technologies (“Premium”). The Company has purchased drilling products and equipment from Premium for use in connection with its drilling activities. During the year ended December 31, 2020, the Company paid $0.9 million, to Premium for various drilling products and equipment.
Foundation Minerals, LLC
As of December 31, 2020, Quantum owned an 88.7% interest in Foundation Minerals, LLC (“Foundation”), which owns mineral interests underlying certain of the oil and natural gas properties that the Company operates. During the year ended December 31, 2020, the Company made royalty payments of $0.4 million to Foundation.
SH Permian Minerals, LLC
As of December 31, 2020, Quantum owned an 98.3% interest in SH Permian Minerals, LLC (“SH Permian”), which owns mineral interests underlying certain of the oil and natural gas properties that the Company operates. During the year ended December 31, 2020, the Company made royalty payments $0.3 million, to SH Permian.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Pioneer Consulting and Services, LLC
As of December 31, 2020, Quantum owned a 66.9% interest in Pioneer Consulting and Services, LLC (“Pioneer Services”), from which the Company rents frac tanks and sand separators and generators to process its produced water flowback. During the year ended December 31, 2020, the Company paid $0.2 million to Pioneer Services.
TRA Amendment
In connection with the execution and delivery of the Pioneer Merger Agreement, the Company, Bryan Sheffield, and certain other parties to the TRA entered into the TRA Amendment, pursuant to which such parties agreed to terminate the TRA, immediately after the effective time of the transactions contemplated in the Pioneer Merger Agreement, on the terms set forth in the TRA Amendment. In connection with the termination of the TRA, which occurred on January 12, 2021, the Company paid certain termination payments in an amount calculated in a manner consistent with the methodology specified in the TRA Amendment, which methodology is consistent with the Company’s historical methodology for calculating potential liabilities (including the estimated termination payment that would be due in connection with a change of control) under the TRA. Please see Note 17—Subsequent Events for further discussion.
NOTE 14. COMMITMENTS AND CONTINGENCIES
Legal Matters
The Company is party to proceedings and claims incidental to its business. While many of these matters involve inherent uncertainty, the Company believes that the amount of the liability, if any, ultimately incurred with respect to any such proceedings or claims will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial position as a whole or on its liquidity, capital resources or future results of operations. The Company will continue to evaluate proceedings and claims involving the Company on a regular basis and will establish and adjust any reserves as appropriate to reflect its assessment of the then-current status of the matters.
Environmental Obligations
The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed as incurred. The Company has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures.
The Company accounts for environmental contingencies in accordance with the accounting guidance related to accounting for contingencies. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. At December 31, 2020, the Company had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Operating and Finance Leases
The Company’s operating leases include drilling rigs, real estate, and other field and office equipment and the Company’s finance leases include vehicles. See Note 9—Leases for future minimum lease payments and additional information.
Derivative Obligations
The Company’s future deferred premium payments related to derivative agreements as of December 31, 2020 was as follows (in thousands):

	Payments Due by Period
	2021	2022	2023	2024	2025	Thereafter	Total
Derivative obligations	$7,894	$—	$—	$—	$—	$—	$7,894
Transportation and Oil Sales Agreements
The Company sells oil and natural gas under a variety of contractual agreements, some of which specify the delivery of fixed and determinable quantities.
The following table presents gross volume information, as of December 31, 2020, related to the Company’s long-term transportation and oil sales agreements that specify the delivery of fixed and determinable quantities of crude oil:

	For the years ended December 31,
	2021	2022	2023	2024	2025	Thereafter	Total
Oil (MMBbl)	56.6	54.3	50.6	44.8	27.3	34.2	267.8
Dollar commitment(1) (in thousands)	$104,167	$104,408	$99,750	$89,457	$54,567	$72,099	$524,448

(1)	These amounts equal the total deficiency fees payable, based on assumptions management considers reasonable, if the Company is unable to meet all of its contractual delivery commitments under its long-term transportation and oil sales agreements.
The Company expects to fulfill these delivery commitments with production from its existing proved developed and proved undeveloped reserves, which the Company regularly monitors to ensure sufficient availability. In addition, the Company monitors its current production, its anticipated future production and its future development plans, in each case factoring in production attributable to third-party working, royalty and overriding royalty interest owners, in order to meet its delivery commitments. If production volumes are not sufficient to meet these contractual delivery commitments, the Company may be subject to deficiency fees. However, in the event the Company is unable to meet any portion of such contractual delivery commitments, the Company may purchase commodities in the market at then-current market prices to satisfy the portion of such commitment that was not delivered, in which case such deficiency fees would not be payable.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

NOTE 15. RESTRUCTURING AND OTHER TERMINATION COSTS
During the year ended December 31, 2020, the Company incurred restructuring and other termination costs as part of the Company’s effort to align employee headcount and office space with the Company’s reduced activity levels as a result of the impact of COVID-19 on oil prices. Additionally, during the year ended December 31, 2020, as a result of the Jagged Peak Acquisition, the Company incurred certain nonrecurring costs. These nonrecurring costs are reflected in Restructuring and other termination costs in the Company’s consolidated statement of operations. The following table summarizes the Company’s restructuring and termination costs for the year ended December 31, 2020 (in thousands):

Termination costs	$39,894
Accelerated vesting on stock-based compensation expense	4,750
Office costs	1,092
Total restructuring and other termination costs	$45,736

NOTE 16. DISCLOSURES ABOUT FAIR VALUE
The Company uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further prioritized into the following fair value input hierarchy:

Level 1:	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.
Level 3:	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. These assets and liabilities can include inventory, assets and liabilities acquired in a business combination or exchanged in non-monetary transactions, proved and unproved oil and natural gas properties, asset retirement obligations and other long-lived assets that are written down to fair value when they are impaired.
The Company periodically reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable (e.g., if there was a sustained decline in commodity prices or the productivity of the Company’s wells). The Company reviews its oil and natural gas properties by field. An impairment loss is recognized if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If the estimated undiscounted future net cash flows are less than the carrying amount of a particular asset, the Company recognizes

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of such asset.
Proved Oil and Natural Gas Properties. Proved oil and natural gas properties are reviewed for impairment periodically or when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. The Company estimates the expected future cash flows of the Company’s oil and natural gas properties and compares the undiscounted cash flows to the carrying amount of the oil and natural gas properties, on a field by field basis, to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value.
The key assumptions used to determine expected undiscounted future cash flows include, but are not limited to, future commodity prices, price differentials, future production estimates, estimated future capital expenditures and estimated future operating expenses. As discussed in Note 1—Organization and Nature of Operations—Recent Events, the recent volatility in commodity prices in addition to the ongoing effects of COVID-19 have impacted, among other things, the Company’s operations, future development plans and expected future cash flows. As a result of these impacts, the carrying amount of certain of the Company’s proved oil and natural gas properties exceeded their expected undiscounted future cash flows as of March 31, 2020. The carrying amount of the Company’s proved oil and natural gas properties did not exceed their expected undiscounted cash flows as of December 31, 2020.
The Company evaluates future commodity pricing for oil and NGLs based on five-year NYMEX WTI futures prices and future commodity pricing for natural gas based on five-year NYMEX Henry Hub futures prices, each of which decreased during the year ended December 31, 2020. It is reasonably possible that the estimate of undiscounted future cash flows may change in the future, resulting in the need to further impair carrying values. The primary factors that may affect estimates of future cash flows are (i) commodity futures prices, (ii) increases or decreases in production and capital costs, (iii) future reserve adjustments, both positive and negative, to proved reserves and (iv) results of future drilling activities.
The Company calculates estimated fair values using a discounted future cash flow model. Management’s assumptions associated with the calculation of discounted future cash flows include commodity prices based on NYMEX futures price strips in combination with other public sources (Level 1), as well as Level 3 assumptions including (i) pricing adjustments for differentials, (ii) production costs, (iii) capital expenditures, (iv) production volumes and (v) estimated reserves.
The Company estimated the fair value of the applicable asset group by discounting the estimated future cash flows using discount rates and other assumptions that market participants would use in their estimates of fair value. As a result, during the year ended December 31, 2020, the Company recognized non-cash impairment charges of $4.4 billion. Of this amount, $3.1 billion and $1.3 billion were attributable to properties in the Company’s Midland and Delaware Basin areas, respectively.
Unproved Oil and Natural Gas Properties. Unproved oil and natural gas properties are assessed periodically for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales, remaining lease terms and the expiration of all or a portion of such projects. The Company’s periodic assessment also considers its ability to prioritize expenditures to drill leases and to make payments to extend the lease term as well as its ability to enter into exchange transactions that allow for higher concentrations of ownership and development. The Company recognizes leasehold abandonment expense for unproved properties at the earlier of the time when the lease term has expired, the continuous development clause has expired or management estimates the lease will expire before it is drilled, sold or traded.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

The Company’s evaluation involved reviewing the impact that the commodity price decline and the ongoing effects of COVID-19 would have on the Company’s operated and non-operated held-by-production (“HBP”) acreage. During the year ended December 31, 2020, the Company recorded $531.1 million of leasehold abandonment and impairment charges associated with the probable loss of HBP operated and non-operated acreage due to shutting-in vertical wells with modest production or because the Company believes the applicable operator has no current plans to drill or extend the applicable leases prior to their expiration. Additionally, during the year ended December 31, 2020, the Company recorded non-cash leasehold abandonment and impairment charges of $51.2 million relating to acreage expiring in future years. During the year ended December 31, 2020, the Company recorded $20.9 million associated with leases expiring during the current year. In both cases, the charges were recorded because the Company has no current plans to drill or extend the leases prior to their expiration. Leasehold abandonment and impairment of unproved oil and natural gas properties is recorded in Exploration and abandonment costs in the Company’s consolidated statement of operations. The Company recognized total leasehold abandonment and impairment charges of $603.2 million relating to the Company’s unproved oil and natural gas properties during the year ended December 31, 2020.
Financial Assets and Liabilities Measured at Fair Value
Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the Company’s consolidated balance sheets and in Note 4—Derivative Financial Instruments. The Company adjusts the valuations from the valuation model for nonperformance risk and for counterparty risk. The fair values of the Company’s commodity derivative instruments are classified as Level 2 measurements as they are calculated using industry standard models that utilize assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, contract terms and prices, credit risk adjustments, implied market volatility and discount factors. The following summarizes the fair value of the Company’s derivative assets and liabilities according to their fair value hierarchy as of the reporting dates indicated (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivative instruments(1)	$—	$24,353	$—	$24,353
Total assets	$—	$24,353	$—	$24,353

Liabilities:
Commodity derivative instruments(1)	$—	$(248,798)	$—	$(248,798)
Total liabilities	$—	$(248,798)	$—	$(248,798)
Net liabilities	$—	$(224,445)	$—	$(224,445)

(1)	Includes deferred premiums to be settled upon expiration of the contract.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Financial Instruments Not Carried at Fair Value
The following table provides the fair value of financial instruments that are not recorded at fair value in the consolidated balance sheets (in thousands):

	December 31, 2020
	Carrying Amount	Fair Value
Long-term debt:
5.375% senior unsecured notes due 2025	$650,000	$669,149
5.250% senior unsecured notes due 2025	448,031	467,870
5.875% senior unsecured notes due 2026	494,607	513,941
5.625% senior unsecured notes due 2027	700,000	766,577
4.125% senior unsecured notes due 2028	399,472	419,677
Revolving Credit Agreement	272,000	272,000
The fair values of the Notes were determined using the December 31, 2020 quoted market price, a Level 1 classification in the fair value hierarchy. The book value of the Revolving Credit Agreement approximates its fair value as the interest rate is variable.
NOTE 17. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date these financial statements were issued. The Company determined there were no events, other than as described below, that required disclosure or recognition in these financial statements.
Pioneer Transaction
On October 20, 2020, the Company entered into the Pioneer Merger Agreement by and among Pioneer, Pearl First Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pioneer (“Merger Sub Inc.”), Pearl Second Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pioneer (“Merger Sub LLC”), Pearl Opco Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pioneer (“Opco Merger Sub LLC”), the Company and Parsley LLC, which provided for, among other things, (i) the merger of Merger Sub Inc. with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”) (such merger, the “First Company Merger”), (ii) simultaneously with the First Company Merger, the merger of Opco Merger Sub LLC with and into Parsley LLC, with Parsley LLC continuing as the surviving entity (such merger, the “Opco Merger”), and (iii) immediately following the First Company Merger and the Opco Merger, the merger of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”) (such merger the “Second Company Merger” and, together with the First Company Merger and the Opco Merger, the “Mergers”). On January 12, 2021, following approval by the stockholders of both the Company and Pioneer at special meetings held that morning, the Mergers were consummated.
In connection with the consummation of the Mergers, among other things, each share of Class A common stock issued and outstanding immediately prior to the effective time of the First Company Merger (the “Effective Time”) (other than shares of Class A common stock held in the treasury of the Company or owned, directly or indirectly, by Pioneer or Merger Sub Inc. immediately prior to the Effective Time and any unvested restricted shares of Class A common stock that did not vest by their terms as a result of the consummation of the Mergers) was at the Effective Time converted into and became exchangeable for 0.1252 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Pioneer (the “Pioneer common stock”).

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Additionally, at the Effective Time, each membership interest unit of Parsley LLC (each, an “Parsley LLC Unit”) issued and outstanding immediately prior to the Effective Time (other than any Parsley LLC Unit owned, directly or indirectly, by the Company or Pioneer or any of their respective subsidiaries immediately prior to the Effective Time), and all rights in respect thereof, were converted into the right to receive a number of shares of Pioneer common stock equal to the Exchange Ratio. At the Effective Time, each share of Class B common stock was automatically cancelled for no additional consideration, subject to any statutory rights to appraisal pursuant to the General Corporation Law of the State of Delaware with respect to, and only with respect to, such shares of Class B common stock.
Termination of the Tax Receivable Agreement
On January 12, 2021, following the consummation of the Mergers, Pioneer paid to the TRA Holders certain termination payments under the TRA, which amounts were calculated in a manner consistent with the methodology specified in the TRA Amendment. Pursuant to the terms of the TRA Amendment, the TRA was terminated in its entirety upon the payment of such termination payments.
Revolving Credit Agreement
On January 12, 2021, in connection with the consummation of the Mergers, Pioneer assumed all outstanding debt and terminated all outstanding lender commitments, including commitments of the lenders to issue letters of credit, under the Revolving Credit Agreement. In connection with the termination of the Revolving Credit Agreement, on January 12, 2021, all outstanding obligations for principal, interest and fees thereunder were paid off in full, and all liens securing such obligations and any letter of credit or hedging obligations permitted thereby to be secured by such liens and guarantees of such obligations were released.
NOTE 18. SUPPLEMENTAL DISCLOSURE OF OIL AND NATURAL GAS OPERATIONS (UNAUDITED)
The Company has only one reportable operating segment, which is oil and natural gas development, exploration and production in the United States.
Capitalized Costs

December 31, 2020
(in thousands)
Oil and natural gas properties:
Proved properties	$4,586,495
Unproved properties	2,975,766
Total oil and natural gas properties	7,562,261
Less accumulated depreciation, depletion and amortization	(381,932)
Net oil and natural gas properties capitalized	$7,180,329

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Costs Incurred for Oil and Natural Gas Producing Activities

Year Ended December 31, 2020
(in thousands)
Acquisition costs:
Proved properties	$1,540,934
Unproved properties	1,499,562
Development costs	647,989
Total	$3,688,485

Results of Operations from Oil and Natural Gas Producing Activities
The following table sets forth the revenues and expenses related to the production and sale of oil, natural gas and NGLs. It does not include any interest costs or general and administrative costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of the Company’s oil, natural gas and NGLs operations.

Year Ended December 31, 2020
(in thousands)
Oil, natural gas and natural gas liquid sales	$1,688,748
Lease operating expenses	(254,921)
Transportation and processing costs	(75,450)
Production and ad valorem taxes	(115,815)
Depreciation, depletion and amortization	(650,268)
Accretion of asset retirement obligations	(1,917)
Total	$590,377
Reserve Quantity Information (Unaudited)
The following information represents estimates of the Company’s proved reserves as of December 31, 2020, which have been prepared and presented in accordance with SEC rules. These rules require SEC reporting companies to prepare their reserve estimates using specified reserve definitions and pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The pricing that was used for estimates of the Company’s reserves as of December 31, 2020 was based on an unweighted average 12-month average U.S. Energy Information Administration WTI posted price per Bbl for oil and NGLs and a Waha spot natural gas price per Mcf for natural gas, adjusted for transportation, quality and basis differentials, as set forth in the following table:

Year Ended December 31, 2020
Oil (per Bbl)	$37.11
Natural gas (per Mcf)	$0.93
Natural gas liquids (per Bbl)	$9.86

Subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This requirement has limited and may continue to limit, the Company’s potential to record additional proved undeveloped reserves as it pursues its drilling program. Moreover, the Company may be required to write down its proved undeveloped reserves if it does not drill on those

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

reserves within the required five-year timeframe. The Company does not have any proved undeveloped reserves which have remained undeveloped for five years or more.
The Company’s proved oil and natural gas reserves are located in the United States in the Permian Basin of west Texas. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.
Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates.
Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.
The following table and subsequent narrative disclosure provides a roll forward of the total proved reserves for the year ended December 31, 2020, as well as proved developed and proved undeveloped reserves at the beginning and end of the year:

	Year Ended December 31, 2020
	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total MBoe
Proved Developed and Undeveloped Reserves:
Beginning of the year	326,463	709,242	147,664	592,334
Extensions and discoveries	35,135	55,623	11,874	56,280
Revisions of previous estimates	(77,486)	(89,755)	(20,553)	(112,997)
Purchases of reserves in place	79,212	73,478	15,055	106,513
Divestures of reserves in place	(5,353)	(9,360)	(1,701)	(8,614)
Production	(41,816)	(69,835)	(14,500)	(67,955)
End of the year	316,155	669,393	137,839	565,561

Proved Developed Reserves:
Beginning of the year	206,849	472,160	96,202	381,744
End of the year	268,352	584,888	122,321	488,155

Proved Undeveloped Reserves:
Beginning of the year	119,614	237,082	51,462	210,590
End of the year	47,803	84,505	15,518	77,406

 Extensions and Discoveries. For the year ended December 31, 2020, extensions and discoveries contributed to an increase of 56,280 MBoe in the Company’s proved reserves, which is attributable to the Company’s horizontal drilling program in the Midland Basin and the Delaware Basin.

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

Revisions of Previous Estimates. The Company made negative revisions in proved reserves of 112,997 MBoe for the year ended December 31, 2020. The main driver of the adjustment was the reclassification of certain proved undeveloped reserves to unproved reserves which accounted for a 130,400 MBoe downward revision to previous estimates related to the removal of proved undeveloped locations determined to be outside of the Company’s five-year capital expenditure plan. During 2020, commodity prices were severely and negatively impacted by the COVID 19 pandemic and resultant demand reduction. The Company’s five-year capital expenditure plan was significantly reduced and resulted in the reclassification of reserves. Other changes included well performance, working interest and operating expenses, which together resulted in a positive revision of 22,023 MBoe. A negative revision 4,620 MBoe was attributable to a price adjustment due to a decrease in pricing as calculated using SEC guidelines.
Purchases of Reserves in Place. For the year ended December 31, 2020, the Company added 106,513 MBoe of reserves, primarily as a result of the acquisition of developed and undeveloped acreage through the Company’s acquisition of Jagged Peak reserves in the Delaware Basin. For the year ended December 31, 2020, the Company acquired 1,011 MBoe of proved reserves in the Midland Basin and 105,502 MBoe of proved reserves in the Delaware Basin.
Divestitures of Reserves in Place. As a result of divestitures of developed and undeveloped acreage in the Midland and Delaware Basins, the Company’s reserves decreased by 8,614 MBoe. For the year ended December 31, 2020, the Company divested 5,040 MBoe of proved reserves in the Midland Basin and 3,574 MBoe in the Delaware Basin.
Cash Flows (Unaudited)
The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of a property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties and consideration of expected future economic and operating conditions.
The estimates of future cash flows and future production and development costs as of December 31, 2020, are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.
The standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGLs reserves is as follows:

December 31, 2020
(in thousands)
Future cash inflows	$13,715,802
Future development costs	(699,115)
Future production costs	(7,788,913)
Future income tax expenses	(123,322)
Future net cash flows	5,104,452
10% discount to reflect timing of cash flows	(1,778,461)
Standardized measure of discounted future net cash flows	$3,325,991
In the foregoing determination of future cash inflows, sales prices used for oil, natural gas and NGLs for December 31, 2020 were estimated using the average price during the 12-month period, determined as the

PARSLEY ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020

unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, transportation fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.
It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations and no value may be assigned to probable or possible reserves.
Changes in the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGLs reserves are as follows:

Year Ended December 31, 2020
(in thousands)
Standardized measure of discounted future net cash flows at the beginning of the year	$4,962,496
Sales of oil and natural gas, net of production costs	(1,242,562)
Purchase of minerals in place	1,450,495
Divestiture of minerals in place	(104,310)
Extensions and discoveries, net of future development costs	498,519
Previously estimated development costs incurred during the period	348,294
Net changes in prices and production costs	(3,634,072)
Changes in estimated future development costs	92,589
Revisions of previous quantity estimates	(278,307)
Accretion of discount	565,576
Net change in income taxes	620,342
Net changes in timing of production and other	46,931
Standardized measure of discounted future net cash flows at the end of the year	$3,325,991